Exhibit 99.1

Source: IMAC Holdings, Inc.
April 02, 2019 08:30 ET

IMAC Holdings Enters Greater Chicago Market with Acquisition; Will Rebrand as Mike Ditka IMAC Regeneration Centers

All-stock transaction expected to close in Q2 2019

BRENTWOOD, Tenn., April 02, 2019 (GLOBE NEWSWIRE) --  IMAC Holdings, Inc. (Nasdaq: IMAC), a provider of innovative medical advancements and care, specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, announces the signing of a merger agreement to acquire ISDI Holdings, Inc. (“ISDI”), a practice management group that manages three clinics in the Chicago area.

The three managed clinics had consolidated net revenue of $5.0 million and net income of $0.8 million for the 12 months ended December 31, 2018. Under the terms of the merger agreement, IMAC will issue 1,002,306 shares of common stock at closing, which is expected to occur in the second quarter of 2019 following the satisfaction of certain conditions included in the merger agreement. Pursuant to the merger agreement, ISDI Holdings, Inc., the parent company of the Chicago clinics’ management, will merge with and into IMAC’s wholly-owned subsidiary IMAC Management of Illinois, LLC. IMAC expects to identify approximately $50,000 of annual cost synergies in connection with the merger.

As previously announced, Mike Ditka, a three-time Super Bowl champion and 11-year coach of the Chicago Bears, will serve as brand ambassador to drive awareness to the facilities, each of which will be rebranded as a Mike Ditka IMAC Regeneration Center.

“We look forward to welcoming the staff of Illinois Spine & Disc and Progressive Health and Rehabilitation to IMAC, and to entering the Chicago market where we see opportunity for our self-insured and corporate partnerships division,” said Matthew Wallis, IMAC’s Chief Operating Officer. “We believe we can improve the consistent patient visits and procedure volume through our regenerative medicine products and our non-surgical treatment approach to sports and orthopedic injuries.”

IMAC’s Chief Executive Officer Jeffrey Ervin added, “We expect to build upon the success that Dr. Hui, founder of ISDI has created, in the northern Chicago suburbs by adding Coach Ditka to bring further awareness to IMAC’s conservative approach to treating mobility impairments. I am also excited by the prospect of Dr. Hui’s experience providing value to all IMAC markets.”

Dr. Jason Y. Hui, founder and CEO of ISDI Holdings, is an industry leading healthcare strategist. He has been consulting for more than a decade to help healthcare centers and groups achieve financial success. He is a nationally published author and has an extensive background in healthcare with board certifications as a Naturopathic Physician, Chiropractic Physician and Clinical Nutritionist. Dr. Hui will join IMAC Holdings as Vice President of Business Development.

“Today’s announcement with industry-leader IMAC Holdings is another step in our journey to provide a non-opioid solution to pain management,” said Dr. Hui. “This partnership allows ISDI to focus on patient satisfaction and streamline business operations with a proven business partner.”

The three clinics to be managed under the merger agreement are as follows:

Progressive Health and Rehabilitation
415 W. Golf Road
Arlington Heights, IL 60005

1283 W. Dundee Rd.
Buffalo Grove, IL 60089

Illinois Spine & Disc Institute
810 S McLean Blvd
Elgin, IL 60123

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions. It owns or manages outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement
This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC Press Contact:
Laura Fristoe
lfristoe@imacrc.com

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

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